STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is made and entered into as of January 2, 2007 (the "Agreement") by and among GALES INDUSTRIES INCORPORATED, a Delaware corporation (the "Buyer"), SIGMA METALS, INC., a New York corporation (the "Company"), and GEORGE ELKINS, CAROLE TATE and JOSEPH COONAN, the Shareholders of the Company (each, a "Shareholder", and collectively, the "Shareholders" and "Seller").

                                    RECITALS

      WHEREAS, the Shareholders are the record and beneficial owners of One Hundred (100) shares of common stock, no par value, of the Company (the "Shares"), which constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company; and

      WHEREAS, the Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to the Buyer, the Shares on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, on the basis of and in reliance on their respective representations, warranties, covenants, obligations, indemnities and agreement set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      As used herein the following terms shall have the following meanings and shall include in the singular number the plural and in the plural number the singular unless the context otherwise requires (capitalized terms not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement):

      "Affiliate" means, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

      "Affiliated Group" with respect to any Person, means any other Person in which such Person has, directly or indirectly or through one or more intermediaries, an ownership interest or the right to counsel the business affairs or operations of that Person by contract, agreement or otherwise.

      "Assets" means all of the assets of the Company including, without limitation, the following:

      (a) the Business of the Company as a going concern, and the goodwill pertaining thereto;

      (b) all items of inventory owned by the Company including, without limitation, all raw materials, work-in-progress and finished products of the Company;


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

      (c) all vehicles, machinery, equipment, furniture, fixtures and supplies of the Company, including containers, packaging and shipping material, tools and spare parts and other similar tangible personal property owned or used by the Company in the conduct of the Business;

      (d) all of the Company's right, title and interest in and to the United States and foreign rights with respect to copyrights, licenses, patents, trademarks, trademark rights, trade names, service marks, service right marks, trade secrets, shop rights, know-how, technical information, techniques, discoveries, designs, proprietary rights and non-public information and registrations, reissues and extensions thereof and applications and licenses therefore, owned or used, or proposed to be used, in the Business (all of such rights being collectively referred to hereinafter as the "Rights")

      (e) all books and records of the Company (including corporate and tax records) including all in-house mailing lists, other customer and supplier lists, trade correspondence, production and purchase records, promotional literature, data storage tapes and computer disks, computer software, order forms, accounts payable records (including invoices, correspondence and all related documents), accounts receivable ledgers, all documents relating to uncollected invoices, and all shipping records;

      (f) all contracts, agreements and purchase and sale orders for goods; all corporate opportunities under discussion and related to the Business, including any documentation related thereto;

      (g) all trade receivables of the Company and all advance payments, prepaid items, rights to offset and credits of all kinds of the Company;

      (h) all tangible personal property owned by the Company which is not specifically included in, or specifically excluded by, the foregoing subsections
(a) through (g);

      (i) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets, all claims, causes of action, rights of recovery and rights of set-off of any kind against any person or entity relating to the Assets or the Business; and

      (j) any and all other assets of the Company including those reflected as such in the Financial Statements, with such additions thereto and deletions therefrom as have occurred or shall occur in the ordinary course of business between the Cutoff Date and the Closing.

      "Business" means the business currently being conducted by the Company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Contract" shall mean any agreement, contract, obligation, promise, undertaking, indenture, mortgage, policy, arrangement, or instrument, including any amendment thereto, fixed or contingent, written or oral, expressed or implied.


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

      "Credit Documents" means the Credit Agreement, dated May 16, 2006 by and between the Company and State Bank of Long Island, and related documents.

      "Environmental Damages" means all claims, judgments, damages (other than special or consequential damages), losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of defense of a claim, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from: (i) the presence or release of Hazardous Materials in or into the environment, on or prior to the Closing Date, in violation of applicable Environmental Laws upon, beneath or from any real property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported or disposed of Hazardous Materials; or (ii) any violation of Environmental Laws by the Company on or prior to the Closing Date. Environmental Damages attributable to any individual shall include only that portion of any punitive damages assessed against the Company as direct result of actions taken by or omissions of that individual.

      "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, franchises or licenses relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act; Hazardous Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "GAAP" means U.S. generally accepted accounting principles.

      "Hazardous Materials" means any substance in amounts and concentrations that: (i) require reporting, investigation, removal or remediation under any Environmental Law; (ii) are regulated as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (iii) cause a nuisance, trespass or other tortuous condition or poses a hazard to the health or safety of persons; or (iv) contain gasoline, diesel fuel or other petroleum fuels, PCBs, asbestos or urea formaldehyde foam insulation.

      "IRS" means the Internal Revenue Service.

      "Knowledge" a Person will be deemed to have "Knowledge" of a particular fact or other matter if (a) such person is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

"Knowledge" with respect to the Company shall mean the Knowledge of any of the Shareholders or each officer, director or management employee of the Company responsible for the applicable functional area.

      "Legal Requirement" any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

      "Material Adverse Change" means a significant deterioration in the business, financial condition, or results of operations of the Company, or a significant impairment of the ability of the Company to carry on its business or perform its obligations substantially as theretofore conducted including, but not limited to, changes caused by law, regulation, judgment, order or decree of general applicability to the Company.

      "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past practice.

      "Permits" shall mean any and all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the operation of the Business by the Company.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

      "Regulatory Approvals" shall mean all regulatory approvals, exemptions, lapses of waiting periods, written opinions or other actions by the federal, state and local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

      "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) in the case of real property, rights of way, building use restrictions, variances and easements, provided the same do not in any material respect interfere with the Company's operation of the Business and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Shareholders Agreement" means the Shareholders Agreement dated [ ] among the Shareholders.

      "Subsidiary" of an entity shall mean any entity of which more than 50% of the outstanding voting capital stock or the power to elect a majority of the Board of Directors or other governing body of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the future occurrence of any contingency) is at the applicable time directly or indirectly owned, controlled or held by such entity, or by such entity and one or more other subsidiaries of such entity, or by one or more other subsidiaries of such entity.

      "Tax Return" includes any material report, statement, form, return or other document or information required to be supplied by a federal, state, local or foreign taxing authority in connection with Taxes.

      "Tax" or "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

      "Transaction Documents" means this Agreement, the Notes, the Employment Agreements.

                                    ARTICLE 2
                           SALE AND PURCHASE OF SHARES

Section 2.1. Purchase and Sale of Shares.

      In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire from Shareholders, and Shareholders agree to sell, assign, transfer, convey and deliver to Buyer, all right, title and interest in and to the Shares.

Section 2.2. Delivery of Possession and Instruments of Transfer.

      At the Closing (as hereinafter defined), the Shareholders shall sell, transfer, assign and deliver to Buyer, in consideration for the payment of the Purchase Price therefore as provided in Section 2.3, certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers with signatures guaranteed or notarized, and such other instruments of transfer requested by and reasonably satisfactory to Buyer and its counsel for consummation of the transactions contemplated under this Agreement and as are necessary to vest in Buyer, title in and to the Shares, free and clear of liens or encumbrances.

Section 2.3. Purchase Price.

      Purchase Price. Buyer will purchase the Shares for an aggregate purchase price (the "Purchase Price") in an amount equal to the sum of: (i) to the Base Purchase Price defined herein, as adjusted herein.

      (a) Closing Purchase Amount or Base Purchase Price. The " Base Purchase Price" is an amount equal to FIVE MILLION EIGHT THOUSAND TWO HUNDRED FOUR and 00/100 ($5,008,204.00) DOLLARS, plus the amount of the "06/07 Earnings" as defined herein and subject to the amount of any adjustments made under Section
2.3 and 2.4 and herein. The $5,008,204 portion of the Base Purchase Price shall be deemed satisfied by the payment of $3,108,204 as provided below and by the delivery of the Purchase Price Shares.

      The "06/07 Earnings" shall mean the net income of the Company accrued in the ordinary course of business as reported on its income tax return(s) for the year commencing January 1, 2006, and ending December 31, 2006, and the period commencing January 1, 2007, and ending immediately prior to the Closing as adjusted as set forth below, without taking into account any amounts to be reported by Seller as a result of the consummation of the transaction contemplated hereby. For the avoidance of doubt, it is the obligation of the Shareholders to pay any income taxes due as a result of the 06/07 Earnings.

      The consideration payable by the Buyer to each of the Shareholders for the Shares (the "Base Purchase Price") shall be as follows:

      (b) The Buyer shall deliver to George Elkins ("Elkins") (i) $1,515,249.50 in cash or certified funds; (ii) a three-year promissory note dated the Closing Date, in the principal amount equal to .4875 multiplied by the "06/07 Earnings," plus interest. The Note shall contain a provision requiring an aggregate monthly payment of principal and interest, including interim interest to the payment date therein, commencing on said payment date and then each consecutive month thereafter, on the first day of the month, for a period of thirty-six (36) months (the "Term") in accordance with the amortization schedule of payments attached hereto as Exhibit A, until the Maturity Date when all outstanding principal and interest shall be due and payable in full. All payments include simple interest calculated at the rate of Seven (7.0%) percent per annum from the Closing date hereof until the Maturity Date pursuant to the terms of the Note. Any default by the Buyer in the payment of any amount due under this Agreement or the Note which is not cured within fifteen (15) days of the default or the due date shall cause all unpaid amounts due under this Agreement and the Note to be immediately due and payable, plus all costs of collection incurred by the Seller including reasonable attorney fees, litigation costs and expenses thereon. The Note is substantially in the form of Exhibit A hereto, and (iii) the number of restricted shares of the Common Stock of the Buyer equal to .4875 times the total number of Purchase Price Shares. To facilitate the payment by Elkins of the income taxes payable as a result of his sale of Shares, there shall be paid to Elkins principal payments under the Note in an amount equal to Elkins' respective share of 2006 earnings as reflected in the income tax returns of the Company on April 1, 2007 multiplied by the "Marginal Rate" as defined below and Elkins' respective share of the 2007 earnings up to the Closing Date as reflected in the income tax returns of the Company on April 1, 2008 multiplied the Marginal Rate and the taxes due on the 338(h)(10) election defined herein on April 1, 2008, notwithstanding the amortization schedule of Note hereunder.

      For purposes of this Agreement the "Marginal Rate" is the highest net effective income tax rate (expressed as a fraction or decimal) payable on income by a resident of Suffolk County, New York State, on his or her taxable income for calendar year 2006 or 2007, as the case may be.

      (c) The Buyer shall deliver to Carole Tate ("Tate") (i) $1,515,249.50 in cash or certified funds; (ii) a three-year promissory note dated the Closing Date, in the principal amount equal to .4875 multiplied by the "06/07 Earnings" plus interest. The Note shall contain a provision requiring an aggregate monthly payment of principal and interest, including interim interest to the payment date therein, commencing on said payment date and then each consecutive month thereafter, on the first day of the month, for a period of thirty-six (36) months (the "Term") in accordance with the amortization schedule of payments attached hereto as Exhibit A, until the Maturity Date when all outstanding principal and interest shall be due and payable in full. All payments include simple interest calculated at the rate of Seven (7.0%) percent per annum from the Closing date hereof until the Maturity Date pursuant to the terms of the Note. Any default by the Buyer in the payment of any amount due under this Agreement or the Note which is not cured within fifteen (15) days of the default or the due date shall cause all unpaid amounts due under this Agreement and the Note to be immediately due and payable, plus all costs of collection incurred by the Seller including reasonable attorney fees, litigation costs and expenses thereon. The Note is substantially in the form of Exhibit A hereto, and (iii) the number of restricted shares of the Common Stock of the Buyer equal to .4875 times the total number of Purchase Price Shares. To facilitate the payment by Tate of the income taxes payable as a result of her sale of Shares, there shall be paid to Tate principal payments under the Note in an amount equal to Tate's respective share of 2006 earnings as reflected in the income tax returns of the Company on April 1, 2007 times the Marginal Rate and Tate's respective share of the 2007 earnings up to the Closing Date as reflected in the income tax returns of the Company on April 1, 2008 times the Marginal Rate and the taxes due on the 338(h)(10) election defined herein on April 1, 2008, notwithstanding the amortization schedule of Note hereunder.

      (d) The Buyer shall deliver to Joseph Coonan ("Coonan") (i) $77,705 in cash or certified funds; (ii) a three-year promissory note dated the Closing Date in the principal amount equal to .025 times the "06/07 Earnings" plus interest. The Note shall contain a provision requiring an aggregate monthly payment of principal and interest, including interim interest to the payment date therein, commencing on said payment date and then each consecutive month thereafter, on the first day of the month, for a period of thirty-six (36) months (the "Term") in accordance with the amortization schedule of payments attached hereto as Exhibit A, until the Maturity Date when all outstanding principal and interest shall be due and payable in full. All payments include simple interest calculated at the rate of Seven (7.0%) percent per annum from the Closing date hereof until the Maturity Date pursuant to the terms of the Note. Any default by the Buyer in the payment of any amount due under this Agreement or the Note which is not cured within fifteen (15) days of the default or the due date shall cause all unpaid amounts due under this Agreement and the Note to be immediately due and payable, plus all costs of collection incurred by the Seller including reasonable attorney fees, litigation costs and expenses thereon. The Note is substantially in the form of Exhibit A hereto, and (iii) the number of restricted shares of the Common Stock of the Buyer equal to .025 times the total number of Purchase Price Shares. To facilitate the payment by Coonan of the income taxes payable as a result of his sale of Shares, there shall be paid to Coonan principal payments under the Note in an amount equal to Coonan's respective share of 2006 earnings as reflected in the income tax returns of the Company on April 1, 2007 times the Marginal Rate and Coonan's respective share of the 2007 earnings up to the Closing Date as reflected in the income tax returns of the Company on April 1, 2008 times the Marginal Rate and the taxes due on the 338(h)(10) election defined herein on April 1, 2008, notwithstanding the amortization schedule of Note hereunder.

      Buyer has been advised that the Company intends to pay to Coonan a bonus for services rendered during 2006 or 2007. The amount of such bonuses, up to $172,295 shall be added back to the Company's 06/07 Earnings. The parties acknowledge that if the Closing occurs after January 1, 2007, the 06/07 Earnings will include the earnings of the Company for the period commencing January 1, 2007, and ending on the Closing Date.

      The "Purchase Price Shares" is the number of shares of Common Stock of the Buyer equal to the aggregate amount of $1,900,000, divided by a per share price (the "Deemed Market Price") which is equal to 90% of the average closing price of the Buyer's Common Stock as quoted by the OTC Bulletin Board during the 20 trading days immediately preceding the Closing Date. The Deemed Market Price shall in no event be less than twenty-two cents ($0.22) or be greater than one dollar ($1.00).

      The current total outstanding and issued shares of Common Stock of the Buyer is 57,269,301. The current price (November 15, 2006) of the Buyer's Common Stock as quoted by the OTC Bulletin Board is approximately 25 cents.

      The Purchase Price Shares shall be restricted stock under the applicable section of the Securities Exchange Commission Act.

      The promissory notes referred to above for each Shareholder are collectively referred to herein as the "Notes". The Notes shall be secured by lien ("Seller's Lien") on the personal property and assets of Buyer, including the Shares. The Seller's Lien shall be a first lien priority, provided that if in order to obtain the Buyer's Financing (see Section 8.2(a)) Buyer is required to provide its lender a first lien priority as security, Seller shall accept and the parties shall execute a Security Agreement and Subordination Agreement acceptable to Buyer's lender.

      (e) The sum of the value of the consideration to be paid to the Shareholders pursuant to the foregoing clauses (a), (b), (c) and (d) of this
Section 2.3, to wit, the cash, the Notes and the value of the Purchase Price Shares is referred to herein as the Base Purchase Price. In addition, the Base Purchase Price shall be increased by an amount calculated as the estimated additional Federal and State income taxes that the Seller will have to pay as a result of the Section 338(h)(10)Election (the "338 Payment") made by Buyer pursuant to Section 2.4. It being the parties intent that the Seller shall realize approximately the same net after tax dollars from the transaction that Seller would have realized if Buyer had not made the 338 election. The amount of the 338 Payment shall be calculated in a manner consistent with a memo from Seller's attorney attached hereto and made a part hereof. The 338 Payment shall be calculated and paid by Buyer to Seller within thirty (30) days of Buyer's receipt of an appraisal of the Company's assets following the Closing, but not later than April 15, 2007.

Section 2.3A. Computation of 06/07 Earnings

      (a) As soon as practicable following the Closing Date, but not later than 60 days from the Closing Date, the Shareholders will prepare income statements of the Company for calendar year 2006 and the period commencing January 1, 2007, and ending immediately prior to the Closing Date (the "06/07 Statements"), and from such statements shall prepare the Company's income tax return for calendar year 2006 and for the short 2007 year, including the net income to be reported by the Company thereon (the "06/07 Returns"). Such net income is referred to herein as the "Taxable Earnings". Except as specifically provided above with respect to the bonus that may be paid to Coonan, the 06/07 Statements shall be prepared in accordance with generally accepted accounting principles consistent with the accounting policies, practices and assumptions utilized by the Company in preparing its income statements and tax returns for 2004 and 2005.

      (b) The 06/07 Statements and Returns shall be delivered to the Buyer in writing no later than 60 days after the Closing Date. During the 25 day period following the Buyer's receipt thereof, the Buyer shall be permitted to have a firm of accountants review the working papers of the accountant that prepared the 06/07 Statements and Returns and, in general, the Shareholders will cooperate with the Buyer's accountant to facilitate such review. The computations of the Shareholders' accountant shall become binding upon the parties on the 25th day of the Buyer's receipt of the 06/07 Statements and Returns unless the Buyer gives written notice of its disagreement to the Shareholders prior to such date (a "Notice of Disagreement"). A Notice of Disagreement shall specify in reasonable detail Buyer's accountant's determination of the net income of the Company and the Taxable Earnings. If the amount in dispute is less than $100,000, Buyer shall not be permitted to send a Notice of Disagreement and the 06/07 Statements and Returns prepared by Shareholders' accountant shall be binding upon the parties.

      (c) If the parties cannot resolve the dispute contained in a Notice of Disagreement, the Buyer and the Shareholders shall mutually select a firm of independent accountants (the "Auditors") to recompute the 06/07 Statements and Returns. If Buyer and the Shareholders shall have not selected an Auditor within fifteen days of the receipt of the Notice of Disagreement, then the Shareholders shall select the Auditor, subject to Buyer's right to disagree as set forth below. In either event, the 06/07 Statements and Returns and the Shareholders' and the Buyer's accountants working papers and such other information as Auditor may reasonably request will be made available to the Auditor such that Auditor shall compute its own version of the 06/07 Statements and Returns.

            The Auditor's determination of the Taxable Earnings shall be delivered to the Shareholders and Buyer in writing no later than 30 days after the appointment of the Auditor (the Auditors' Statement"). The Auditors' Statement shall become final and binding upon the parties on the thirtieth day following the Buyer's and the Shareholders' receipt thereof unless either party gives written notice of disagreement to the other prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received in a timely manner then the Auditors' Statement shall not become final and binding upon the parties. Instead, the parties shall take the average of the Taxable Earnings as computed by adding the Buyer's Statement the Shareholders' Statement and the Auditors' Statement of taxable earnings and then the average of the three (3) statements shall be the Taxable Earnings and 06/07 Earnings for purposes of this Agreement.

            Except as set forth in Section 12 herein and in this Agreement, the fees of the Auditors, if any, shall be borne fifty percent by the Buyer and fifty percent by the Shareholders. Section 2.4. Section 338(h)(10)Election; Payment of Taxes.

      (a) Contemporaneously with the execution and delivery of this Agreement, the Buyer and the Shareholders have joined in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any comparable elections, with respect to the purchase of the Shares under any state or local income tax law (each a "Section 338(h)(10) Election"). The Buyer and the Shareholders further agree to (i) allocate the Purchase Price among the assets of the Company that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code and comparable state income tax provisions (the "Section 338 Asset Allocation Schedule") and (ii) exchange, complete and properly execute copies of Internal Revenue Service Form 8023A, the required schedules related thereto, and comparable state forms and schedules, all of which have been prepared on a basis consistent with the Section 338 Asset Allocation Schedule. The Section 338 Asset Allocation Schedule shall be based upon the allocations set forth on Schedule 2.4 hereto. If any changes are required to be made to these forms or schedules (including the Section 338 Asset Allocation Schedule) as a result of any valuation of fixed assets undertaken by the Buyer after the Closing or as a result of information that becomes available after the Closing, the parties shall promptly and in good faith reach an agreement as to the precise changes to be made. The Buyer will prepare and file all further documents and materials necessary in connection with making a Section 338(h)(10) Election, and the Shareholders agree to assist the Buyer and cooperate with the Buyer in connection therewith.

      (b) The Buyer and the Shareholders will prepare and file all tax returns and reports with respect to taxes including if necessary, Internal Revenue Service Form 8594 and comparable state forms in a manner consistent with the
Section 338(h)(10) Election and the valuation of the assets as set forth in the
Section 338 Asset Allocation Schedule. All taxes imposed on the deemed sale of assets resulting from the Section 338(h)(10) Election will be included in Shareholders' tax returns as applicable and will be paid by Shareholders. Buyer shall pay to Seller the 338 Payment as set forth above in Section 2.3. Failure of the Buyer to deliver to Shareholders the 338 Payment in proportion to the amounts set forth above in Section 2.3 shall be a material default of this Section and this Agreement and shall not require the Shareholders to report such Asset Allocation on their respective income taxes and shall cause an acceleration of all amounts due under the Notes and this Agreement.

Section 2.5 Deposit.

            Within five (5) business days of the execution of this Agreement by all parties hereto, the Buyer shall deposit with William B. Ife, Esq. of Berkman Henoch Peterson, Peddy, P.C. (the "Escrow Agent") One Hundred Fifty Thousand ($150,000) Dollars (the "Deposit") to be held in accordance herewith. If this Agreement is terminated by one or more Shareholders pursuant to Section 11.1(a) or because one or more of the conditions set forth in Section 8.2 and 8.3 is not satisfied as a result of Buyer's failure to comply with its obligations hereunder, then the Escrow Agent shall deliver the Deposit to the Seller and the Deposit shall become non-refundable. Notwithstanding anything herein to the contrary, the Deposit shall count toward the "break-up fee" referred to in
Section 11.2(b)(i).

      (a) Escrow Agent may hold the Escrow Deposit in an interest bearing account with Savings Bank, Garden City, New York, or such other account or bank as may be determined by the Escrow Agent, for the benefit of the parties. The interest shall be paid to the party entitled to the Escrow Deposit and the party receiving the interest shall pay any income taxes thereon, if any.

                  (i) Escrow Agent shall either: (A) apply the Escrow Deposit at the Closing in escrow pursuant to the terms of this Section or, (B) deliver the Escrow Deposit to Seller as liquidated damages under Section 11.2(b) herein upon receipt of written demand therefore, stating that Buyer has defaulted in the performance of its obligations under this Contract and the facts and circumstances underlying such default.

                  (ii) Escrow Agent shall have the right at any time to terminate Escrow Agent's duties by depositing the Escrow Deposit and the interest thereon with the Clerk of the Supreme Court, Nassau County and notify Seller and Buyer of said deposit.

                  (iii) Buyer agrees that Escrow Agent may represent Seller in any action arising out of this Contract. Buyer acknowledges and agrees that Escrow Agent also represents the Company and further agrees to waive any conflicts of interest herein.

                  (iv) It is agreed that the duties of the Escrow Agent are only as herein specifically provided in this Agreement, are purely ministerial in nature, and that the Escrow Agent shall be acting solely as a stakeholder without compensation as to the Escrow Deposit at the request and convenience of the parties, and that Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence. Company, Seller and Buyer hereby indemnify and agree to hold Escrow Agent harmless from and against any and all losses, damages, costs or expenses including legal fees which Escrow Agent may incur in defending against an action by one of the parties alleging misconduct by the Escrow Agent which results in a determination in favor of Escrow Agent (including all appellate actions).

Section 2.6. Assignment.

      Without the prior written consent of the Company or the Shareholders, the Buyer may assign this Agreement to its wholly-owned subsidiary, Gales Industries Merger Sub, Inc., a Delaware corporation, or to any other entity in which Buyer holds a greater than ninety percent (90%) equity interest; provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement and the Notes.

                                    ARTICLE 3
                                     CLOSING

Section 3.1. Date, Time and Place of Closing.

      The closing of the transactions contemplated by this Agreement and the Transaction Documents (the "Closing") will take place at the offices of Berkman, Henoch, Peteson, & Peddy, P.C. 100 Garden City Plaza, Garden City New York at 10:00 a.m. local time, on April 2, 2007, or at such other date, time or place fixed by written consent of the Buyer and the Shareholders. All proceedings to take place at the Closing will take place simultaneously, and no delivery will be considered to have been made until all such proceedings have been completed. The time and date of the Closing is referred to as the "Closing Date".

Section 3.2. Debts of Company.

      Simultaneously with the Closing, (i) the Buyer will repay on behalf of the Company, or cause the Company to repay, up to an aggregate of $250,000 of documented loans which the Shareholders have made to the Company (collectively, the "Officer Debt") and which can be established as outstanding obligations of the Company; (ii) the Buyer will pay off or refinance or cause the Company to pay off or refinance up to an aggregate of $23,000 of a loan made by the Small Business Administration to the Company (the "SBA Debt"); (iii) the Buyer will pay off or refinance or cause the Company to pay off or refinance up to an aggregate of $900,000 of loans made by the State Bank of Long Island to the Company (the "SBOLI Debt") and which are outstanding obligations of the Company; and (iv) the Buyer will cause all personal guaranties of the Shareholders made in connection with the SBOLI Debt to be discharged.

Section 3.3. Required Documents; Covenant of Further Assurance.

      All certificates, instruments, agreements, consents, approvals and other documents required by Article 8 as conditions to the Closing, and all appropriate receipts, will be delivered to the Buyer and the Shareholders at the Closing. The Shareholders, at any time and from time to time after the Closing Date upon reasonable request of the Buyer, will execute, acknowledge and deliver all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and instruments of conveyance and assignment and take such other action as the Buyer may reasonably request to transfer to and vest in the Buyer, and to put the Buyer in possession of, all of the Shares, free and clear of all restrictions, claims or encumbrances, other than restrictions on transfer under federal and applicable state securities laws, and otherwise to carry out the transactions contemplated by this Agreement.

                                    ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      Each Shareholder, severally with respect to the representations and warranties that relate solely to the shares held by each Shareholder, and the Company with respect to those representations and warranties that relate to the Company, which representations and warranties are being made solely by the Company, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (or if an earlier date as specified in such representation and warranty, as of such earlier date):

Section 4.1. Organization, Good Standing, Power

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now being conducted. The Company is authorized to do business and is in good standing in each jurisdiction in which the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company or its business. All of the minute books, stock ledgers and stock transfer records of the Company have been furnished to the Buyer for review and Buyer acknowledges receipt of the materials listed on Schedule 4.1. Except as set forth on Schedule 4.1, such minute books contain the minutes of meetings of the shareholders and board of directors of the Company and copies of all actions taken by consent of the shareholders and directors of the Company thereto except where the failure to do so would not have a material adverse effect on the Company or its business. Except as set forth in Schedule 4.1, all such meetings were duly called and held, and a quorum was present and acting throughout each such meeting, and all such consents were duly executed by all parties thereto except where the failure to do so would not have a material adverse effect on the Company or its business. Except as set forth in Schedule 4.1, such stock ledgers and stock transfer records reflect all issuances and registrations of transfer of all shares of capital stock of the Company, and the certificates representing all canceled shares of capital stock have been returned to the stock ledger.

Section 4.2. Shares.

      Such Shareholder has good, valid and marketable title to the number of Shares set forth on Schedule 4.2 opposite the name of such Shareholder, free and clear of any covenant, condition, restriction, voting arrangement, lien, charge, encumbrance, security agreement, option or adverse claim, other than restrictions on transfer under the Shareholders Agreement, and any applicable federal and applicable state securities laws. Upon delivery of the certificates representing such Shareholder's Shares and payment of the applicable portion of the Purchase Price for those Shares pursuant to Section 2.3, such Shareholder will transfer good and marketable title to the Shares, free and clear of any adverse claim set forth above, to the Buyer.

Section 4.3. Adequate Representation.

      Such Shareholder has discussed with such professional, legal, tax and financial advisors as he or she has independently chosen to engage the implications of and obligations resulting from the execution of this Agreement and the consummation of the transactions contemplated hereby and has received adequate legal, tax and financial representation with respect to the drafting and negotiation of this Agreement and the structure of the transactions contemplated hereby.

Section 4.4. Capital Stock.

      (a) The Company has authorized capital stock consisting solely of Two Hundred [200] shares of common stock, no par value, of which One Hundred [100] are issued and outstanding, and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable federal and applicable state securities laws. Each of the individuals set forth on Schedule 4.2 owns the number of Shares set forth opposite his or her name. No person to whom any share was issued and no person claiming through any such person has any claim against the Company in respect of any such issuance, including any claim based upon an alleged misstatement of fact in connection with such issuance or an omission to state a material fact necessary to make the statements of fact stated in connection with such issuance not misleading.

      (b) There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of any shares of capital stock or any other securities of the Company.

Section 4.5. Articles of Incorporation and By-Laws.

      Correct and complete copies of the Articles of Incorporation (the "Articles of Incorporation") and By-laws (the "By-laws") and, if any, Shareholders Agreement of the Company, in each case as amended to date as described in Schedule 4.5, have been made available to the Buyer. The Articles of Incorporation and Shareholders Agreement are in full force and effect.

Section 4.6. Subsidiaries, Divisions and Affiliates.

      The Company has no Subsidiaries. The Business has been conducted solely by the Company and not through any Affiliate, joint venture or other Person or under any other name.

Section 4.7. Equity Investments.

      The Company does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

Section 4.8. Authorization.

      The Company has full corporate power and authority and has taken all action necessary to enter into this Agreement and to carry out the transactions contemplated hereby. Such Shareholder possesses the legal right and capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver or giving any notice, except as required by the Shareholders Agreement set forth in Schedule 4.5. The Shareholders have taken all shareholder action required by applicable law, the Company's Articles of Incorporation, By-laws or otherwise, to be taken by them to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement and all other Transaction Documents to which the Company is a party have been, or will be, duly executed and delivered by the Company and constitute (or when executed will constitute) the legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). This Agreement and all other Transaction Documents to which such Shareholder is a party have been, or will be, duly executed and delivered by such Shareholder and constitute the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.9. Effect of Agreement.

      Except as set forth in Schedule 4.9, the execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation by the Company and the Shareholders of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which the Company, the Shareholders or the Business is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Company, Shareholders or the Business; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, or, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets or Shares pursuant to the Articles of Incorporation, the By-laws, any commitment, contract or other agreement or instrument, including any of the Contracts to which the Company is a party or by which any of the Assets or Shares are bound.

Section 4.10. No Undisclosed Liabilities; Net Worth.

      Except as set forth in Schedule 4.10, the Company has no material liabilities or obligations of any nature and there is no existing condition, situation or set of circumstances known to the Company or its officers which could reasonably be expected to result in any material liabilities to the Company, except for liabilities or obligations reflected or reserved against in the balance sheets contained in its Financial Statements and Stub Financials (defined below) and current liabilities incurred in the Ordinary Course of Business since the date of the Stub Financials. The Officer Debt does not exceed $250,000, the SBA Debt does not exceed $23,000 and the SBOLI Debt does not exceed $900,000. The Company's Tangible Net Worth as of June 30, 2006 was at least $1,600,000 and the Company's Tangible Net Worth as of the Closing Date will be at least $1,900,000. "Tangible Net Worth" shall mean (a) the aggregate amount of all assets of the Company, excluding assets properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of the Company, computed in a manner consistent with the financial statements of the Company previously delivered to Buyer. The Company has, and will have as of the Closing Date, accounts payable which shall not exceed two thirds (2/3) of the accounts receivable of the Company.

Section 4.11. Governmental and Other Consents.

      Except as set forth on Schedule 4.11, (i) no notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Company or such Shareholder of this Agreement or any other Transaction Documents to which the Company or such Shareholder is a party, or the taking of any action herein contemplated; and (ii) no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature which the Company or such Shareholder is party to or which the applicable Shares or Assets are bound by or subject to, or from which the Company receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Company or such Shareholder of this Agreement or any other Transaction Documents to which the company or such Shareholder is a party, or the taking of any action herein contemplated.

Section 4.12. Financial Statements.

      Correct and complete copies of the unaudited Balance Sheets and Income Statements of the Company as of, and for the fiscal years ended, December 31, 2005 and December 31, 2004 (collectively, the "Pre-Audited Financials"), and an unaudited balance sheet and income statement of the Company as of, and for the six months ended June 30, 2006 (the "Stub Financials" and collectively with the Pre-Audited Financials, the "Financial Statements") have been made available to the Buyer. June 30, 2006 is referred to herein as the "Cutoff Date." The Financial Statements: (i) are consistent in all material respects with the books and records of the Company; (ii) have been prepared in accordance with GAAP on a basis consistent with that of the preceding accounting periods; (iii) reflect and provide adequate reserves and disclosures in respect of all Liabilities of the Company, including all contingent liabilities, as of the respective dates of the Financial Statements, and (iv) present fairly in all material respects the financial position of the Company at such dates and the results of operations and cash flows of the Company for the periods then ended, except that the Stub Financials do not reflect the impact of normal recurring year-end adjustments, which adjustments would not have a material impact on the financial results reflected in the Stub Financials. Buyer has reviewed all documents and consulted with the appropriate professionals regarding such information and acknowledges that they understand the financial information set forth therein

Section 4.13. Absence of Certain Changes or Events.

      Since the Cutoff Date, the Company has used all reasonable efforts consistent with normal business practice to preserve the business organization of the Company intact, and to keep available to the Company the services of all current officers and employees of the Company. Company has used all reasonable efforts consistent with normal business practice to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Company as of such date. Except as set forth in Schedule 4.13, since December 31, 2005, no customer of the Company whose purchases represented more than 5% of the Company's sales during 2005 has disclosed to the Company any plan or intention to reduce or terminate its volume of purchases from the Company or change the nature or way of doing its business with the Company. Since the Cutoff Date, the Company has conducted its Business in the ordinary course, in a manner consistent with normal business practice, has maintained its rates and charges without reduction and has maintained its assets and properties in a manner consistent with normal business practice, ordinary wear and tear excepted.

      Except as set forth on Schedule 4.13, since the Cutoff Date, the Company has not: (a) suffered any material adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a material adverse effect on the financial condition or results of operations of the Business, taken as a whole; (b) incurred damage to or destruction of any Asset or Assets individually or in the aggregate having a replacement cost in excess of $50,000 whether or not covered by insurance; (c) incurred any obligation or liability (fixed or contingent) not in the ordinary course of business in excess of $50,000; (d) made or entered into contracts or commitments to make any capital expenditures in excess of $50,000; (e) encumbered any of the Assets with any Security Interest in addition to Security Interests in existence as of the Cutoff Date other than Security Interests imposed by operation of law; (f) sold, transferred or leased any Asset or Assets individually or in the aggregate having a replacement cost in excess of $50,000, or canceled or compromised any debt or material claims, except in each case, in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset including, but not limited to, the Rights; (h) amended or terminated any contracts, agreements, leases or arrangements which otherwise would have been required to be set forth on
Schedule 4.17 hereto; (i) waived or released any other rights of material value to the Company; (j) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for its Shareholders other than salary expected to become due under the Employment Agreements and there is set forth on
Schedule 4.13 a list of all distributions made to the Shareholders and not reflected in the Financial Statements as of December 31, 2005; (k) redeemed any portion of its capital stock; (1) entered into any employment or consulting agreement not terminable by the Company on less than 30-days notice without material liability to the Company or amended the terms of any employment or consulting agreement in a manner adverse to the Company; (m) incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, in addition to the Company's indebtedness, including without limitation pursuant to the Credit Documents, as of the Cutoff Date or (n) entered into any transactions not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect the Business.

Section 4.14. Title to Assets; Absence of Liens and Encumbrances.

      The Company has good and marketable title to, and owns outright, the Assets, free and clear of all Security Interests, other than those disclosed in the Financial Statements and those set forth in Schedule 4.14 (the "Permitted Encumbrances"). The leases and other agreements or instruments under which the Company holds, leases or is entitled to the use of any real or personal property are in full force and effect. The Company enjoys peaceable and undisturbed possession under all such leases. All Assets, to the knowledge of the Company are in material conformance with applicable zoning and other laws, ordinances, rules and regulations; and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by the Company or the Shareholders.

      Schedule 4.14 contains a list of all real property leased by the Company. The Company does not own any real property. The Company has made available or furnished to Buyer true and complete copies of (a) all leases, licenses or other occupancy agreements, including amendments and supplements thereto, to which the Company is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests. Except as set forth in Schedule 4.14, all buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by the Company in the conduct of the Business are in working order, ordinary wear and tear excepted, are usable in the Ordinary Course of Business. Buyer acknowledges that they have inspected same and accept same in their existing condition.

Section 4.15. Equipment.

      Set forth on Schedule 4.15 is (i) a correct and complete list which includes a description of all items of equipment used in the Business as of June 30, 2006, having individually a fair market value of $50,000 together with all acquisitions and dispositions of assets having such value made after such date,
(ii) a list of all items of equipment used in the Business disposed of since June 30, 2006, and (iii) a description of all items of equipment used in the Business as of the date of this Agreement acquired since June 30, 2006, at a cost in excess of $50,000 (collectively, the "Equipment"). Except as set forth on Schedule 4.15, none of the Equipment has been disposed of since the Cutoff Date, except in the normal course of business of the Company.

Section 4.16. Insurance.

      There is now and there will be as of the Closing, in full force and effect with a reputable insurance company fire and extended insurance coverage with respect to all material tangible Assets in reasonable commercial amounts. There are no known outstanding or unsatisfied written requirements imposed or made by any of the Company's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets. On
Schedule 4.16 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the Business, and their respective annual premiums (as of the last renewal or purchase of new insurance) and (b) for the three-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business which resulted in claims individually in excess of $50,000 , and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) resulting therefrom which individually are in excess of $50,000. Except as set forth on Schedule 4.16, as of the date hereof there are no disputes with underwriters of any such policies or bonds, and all premiums due and payable have been paid. There are no known pending or threatened terminations or premium increases with respect to any of such policies or bonds other than premium increases in the Ordinary Course of Business, and there is no known condition or circumstance applicable to the Business, other than the sale of the Shares pursuant to this Agreement, which could reasonably be expected to result in such termination or increase other than premium increases in the Ordinary Course of Business. The Company, to its knowledge is in compliance with all material conditions contained in such policies or bonds, except for any noncompliance which, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the Business.

Section 4.17. Agreements, Arrangements

      4.17.1 Except as set forth on Schedule 4.17 and as set forth in Section
4.10 herein, the Company is not a party to, nor are the Assets or Shares subject to or bound by any:

(a) lease agreement (whether as lessor or lessee) where the annual obligation of the Company exceeds $50,000;

(b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefore), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights, other than agreements relating to off-the-shelf software used in the conduct of the Business;

(c) employment or other contract or agreement which (i) may not be terminated without liability to the Company upon notice to the employee, independent contractor or other party thereto of not more than 30 days, or (ii) provides for payments (contingent or otherwise) of more than $50,000 per year (including all salary, bonuses and commissions);

(d) agreement, contract or order with any buying agent, supplier or other Person involved in the acquisition of supplies with an annual cost in excess of $50,000;

(e) non-competition, secrecy or confidentiality agreements, or any other agreement restricting the Company from doing business anywhere in the world;

(f) agreement or other arrangement for the sale of goods or services to any third party (including the government or any other governmental authority) in annual amounts in excess of $50,000;

(g) agreement with any labor union;

(h) agreement with any distributor, dealer, leasing company, sales agent or representative, other than contracts or orders for the purchase, sale or license of goods made in the usual and ordinary course of business at an aggregate price per contract of more than $50,000 and a term of more than three months under any such contract or order;

(i) agreement, contract or order with any manufacturer, leasing company, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms), where the annual obligation of the Company is more than $50,000;

(j) agreement with any distributor or brokerage company, leasing company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of the products of the Business to its customers;

(k) joint venture or partnership agreement with any other Person;

(1) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another Person;

(m) agreement with any banks or other persons, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

(n) agreement with any bank, finance company or similar organization which acquires from the Company receivables or contracts for sales on credit;

(o) agreement granting any person a Security Interest on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory, other than in the Ordinary Course of Business;

(p) agreement for the incurrence of any capital expenditure in excess of $50,000;

(q) advertising, publication or printing agreement; and

(r) agreement giving any party the right to renegotiate or require a reduction in prices to be paid or the repayment of any amount previously paid, to the Company.

      Correct and complete copies of all items required to be shown on Schedule
4.17 have been separately delivered or made available to Buyer prior to the date hereof.

      4.17.2 Each of the Contracts is valid, in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

      4.17.3 Except as set forth on Schedule 4.17, the Company has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its respective obligations under the Contracts. Furthermore, there has not occurred any material default or any event which with the lapse of time or the election of any person other than the Company or the Shareholders, will become a default under any of the Contracts, except for such material defaults, if any, which have been indicated on Schedule 4.17.

Section 4.18. Patents, Trademarks, Copyrights.

      Schedule 4.18 sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each of the Rights owned or used by the Company and (ii) the product, service, or products or services of the Company which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all Rights necessary for the conduct of the Business by the Company. Except as set forth on Schedule 4.18, neither the Shareholders nor the Company has sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any Person, and the Company has the entire right or right, title and interest (free and clear of all Security Interests) in and to the Rights owned or used by the Company to conduct the Business; neither has the validity of such items been, nor is the validity of such items, nor the use thereof by the Company, the subject of any known pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. The conduct of the Business as currently operated, and the use of the Assets does not materially conflict with, or infringe, any legally enforceable rights of third parties. Except as set forth on Schedule 4.18, there is no known infringement of any proprietary right owned or licensed by the Company.

Section 4.19. Permits.

      The Company has all Permits required to permit it to carry on the Business as currently conducted in a manner consistent with its normal practice. Set forth on Schedule 4.19 is a complete list of all such Permits (the "Company Permits").

Section 4.20. Compliance with Applicable Laws.

      The conduct by the Company of the Business does not violate or infringe, any law, statute, ordinance, regulation or executive order currently in effect and applicable to the Company and there is no known meritorious basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order currently in effect and applicable to the Company, except in each case for violations or infringements which could not be reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, taken as a whole. The Company is not in default under any Company Permit, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court applicable to it.

Section 4.21. Litigation.

      Except as set forth on Schedule 4.21, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could have a material adverse effect on the Business, or prevent the consummation of the transactions contemplated by this Agreement; nor are there any known facts which could reasonably be expected to give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which could have a material adverse effect, individually or in the aggregate, upon the Business, or prevent the consummation of the transactions contemplated by this Agreement. The Company has not waived any statute of limitations or other affirmative defense with respect to any of these obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Company is a party, or to which the Assets or Business is subject. Neither the Company nor any current officer, director, or employee of the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

Section 4.22. Customers, Suppliers, Distributors and Agents.

      Schedule 4.22 sets forth (a) the ten largest (in dollar value) purchasers of goods and/or services from the Company and (b) the ten largest (in dollar value) providers of goods and/or services to the Company the fiscal year ended December 31, 2005.

      Except as set forth on Schedule 4.22, the Company does not have any knowledge that any Person set forth on Schedule 4.22 will cease to continue such relationship, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. The Company does not have any knowledge of (i) any contemplated material and adverse modification or change in the business relationship of the Company with, or (ii) any existing condition or state of facts which will materially adversely affect, or has a reasonable likelihood of materially adversely affecting the business relationship of the Company with the Persons listed on Schedule 4.22 or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

Section 4.23. Books and Records.

      Except as set forth on Schedule 4.1, the books of account and other financial and corporate records of the Company are in all material respects complete, correct and up to date, with all necessary signatures in a manner consistent with the Company's normal business practices.

Section 4.24. Employee Benefit Plans.

      Schedule 4.24(b) contains a true and complete list of all the following agreements or plans, if any, which are presently in effect or which have previously been in effect and which cover current or former employees, directors and/or other service providers of any member of the Company (collectively "Participants"), and indicating, with respect to each, the agreements or plans for which the Company currently maintains or contributes to on behalf of its employees and the amount of the Company's total obligation thereunder.

      The plans, programs, policies, or arrangements described in subparagraph
(a) or (b) above are hereinafter collectively referred to as the "Company Plans." The Shareholders have delivered to the Buyer true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with all documents, including without limitation, Forms 5500, relating to any Company

Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years.

Section 4.25. Powers of Attorney.

      Except as set forth on Schedule 4.25, no person has any power of attorney to act on behalf of the Company or the Shareholders in connection with any of the Company's or the Shareholder's properties or business affairs other than such powers to so act as normally pertain to the officers of the Company.

Section 4.26. Labor Matters.

      (a) Except as set forth in Schedule 4.26, the Company is not a party to any contract or collective bargaining agreement with any labor organization. Except as set forth in Schedule 4.26, no organizing effort or question concerning representation is pending respecting the employees of the Company, and no such question has been raised within the preceding three years.

      (b) All reasonably anticipated material obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Company have been paid or reserved for.

      (c) There is no known basis for any material claim, grievance, arbitration, negotiation, suit, action or charge of or by the employees of the Company, and no such material charge or complaint is pending against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency with jurisdiction over employment matters.

      (d) The Company has withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from the employees of the Company. The Company is not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. The Company is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other amounts as required by appropriate governmental authorities.

Section 4.27. Environmental Matters.

      Except as set forth on Schedule 4.27, (i) the Company is in compliance with all applicable Environmental Laws; (ii) the Company has not transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by the Company on, into or beneath the surface of any parcel of real property in which the Company has (or will have after giving effect to the transactions contemplated hereby) an ownership interest or any leasehold interest except in compliance with applicable Environmental Laws; (iv) the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Material to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity in each of the foregoing cases of causes (i) through (vi), except as to circumstances which could not reasonably be expected to have a material adverse effect on the Business of the Company, taken as a whole.

Section 4.28. Tax Matters.

      (a) The Company has filed or caused to be filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company have been paid. Except as set forth in
Schedule 4.28, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not already been timely filed (with due regard to such extension). Except as set forth on Schedule 4.28, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 4.28, there are no Security Interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (except for Taxes not yet due and owing).

      (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) There is no known pending or threatened claim by any authority for additional Taxes for any period for which Tax Returns have been filed. Schedule
4.28 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company (including Tax Returns filed by each Shareholder relating to Company activities) for taxable periods ended on or after December 31, 2003, indicates whether those Tax Returns have been audited, and indicates those Tax Returns that currently are the subject of audit. The Shareholders have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2003.

      (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) The Company has not filed a consent under Code ss.341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. The Company has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could not be reasonably expected to give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was ACER) or (ii) does not have any Liability for the Taxes of any Person (other than of ACER) under Reg. ss. 1 1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract.

      (f) The Company has maintained its status as a "small business corporation" within the meaning of Code ss. 1361(b) and any comparable provisions of state or local law at all times since its inception. The validity of the election of "S Corporation" status has not been challenged by the Internal Revenue Service nor is there any known basis for such a challenge. Since the date of its incorporation, except as set forth in Schedule 4.28, the Company has not been taxed other than as a "small business corporation".

      (g) The Company has not agreed to, and is not required to include in its income, any adjustment pursuant to Code ss. 481(c) (or comparable provisions of any state or local law) by reason of a change in accounting method or otherwise.

      (h) The unpaid Taxes of the Company, if any (i) did not, as of the Cutoff Date, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (including any notes thereto) contained in the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

Section 4.29. Recent Dividends and Other Distributions.

      Except as set forth on Schedule 4.17, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of the Shareholders by the Company since December 31, 2005.

Section 4.30. Inventory.

      The inventory set forth in the Financial Statements has been valued in accordance with GAAP on a basis consistent with that of the preceding accounting periods. The inventory is adequate and appropriate for the conduct of the business of the Company as it is currently being conducted. Inventory levels are not in excess of the normal operating requirements of the Company in the ordinary course of business consistent with past practice. The value at which the inventory is carried on the Financial Statements reflects the normal inventory policy of the Company consistent with past practice. Except as set forth in Schedule 4.30, all of the Inventory is of a quantity and quality maintained in the ordinary course of business at regular prices or usable in the ordinary course of business.

Section 4.31. Purchase and Sale Obligations.

      All purchases, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of the Company since December 31, 2005 have been made in the usual and ordinary course of its business in accordance with normal practices. On the Closing Date, the Company shall deliver to Buyer a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Company's obligations as of a date not earlier than fifteen (15) days prior to the Closing.

Section 4.32. Shareholders Agreement

      Each of the Shareholders covenants and agrees that any obligation any other Shareholder might have had under the Shareholders Agreement to obtain his consent to the sale of Shares by such other Shareholder pursuant to this Agreement has been satisfied. Further, each Shareholder hereby waives any right of first refusal or similar right he might have had to purchase Shares to be acquired by Buyer pursuant to this Agreement.

Section 4.33. Accounts Receivable and Accounts Payable.

      A true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of the Company as of the end of the calendar month preceding the date hereof has been furnished to the Buyer. Except as set forth on Schedule 4.33, all of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of the Company, and the accounts receivable are not and will not be subject to any recoupments, set-offs or counter-claims, other than set-offs from the purchase of inventory by the Company and returns, in each case in the ordinary course of business consistent with past practice. Except as otherwise reflected in the Financial Statements, such accounts receivable are collectible in the ordinary course of business.

Section 4.35. Brokers and Finders.

      Neither the Seller nor the Company, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Seller agrees to indemnify and hold Buyer harmless from any liability, loss, cost, claim and/or demand that any other broker or finder may have in connection with this transaction as a result of actions taken by the Company or the Seller

Section 4.36. Personnel.

      (a) Schedule 4.36 (a) contains a list, as of the date hereof, of the following information for each full-time, part-time or temporary employee, officer, director or consultant of the Company, including each employee on leave of absence or layoff status: name; job title; current employment status; current compensation; severance or other compensation to be paid as a result of termination of employment or upon a change of control; and the basis for determining any bonuses, commissions or similar payments for the past year only.

Schedule 4.36(a) also contains a list of all Contracts or letters evidencing employment to which the Company is a party, except for contracts which can be terminated without liability of more than $50,000 upon not more than ten (10) days notice. Such Schedule 4.36(a) shall be updated by the Company to be complete and accurate as of the Closing Date.

      (b) Except as set forth on Schedule 4.36(a) no employee or director of the Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way materially adversely affects or will affect (i) the performance of his duties as an employee or director, or (ii) the ability to conduct the Business. No director, officer, or other key employee of the Company intends to terminate his employment.

      (c) Schedule 4.36(d) contains a complete and accurate list of the following information for each retired employee or director of the Company, or his dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

Section 4.37. Insider Interests.

      Except as set forth in Schedule 4.37, no Shareholder, officer or director of the Company is a party to any transaction with the Company including, without limitation, by being a party to any contract, agreement or arrangement (i) providing for the furnishing of services, (ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to any such Shareholder, officer or director or to any trust, corporation or entity to which such person has any interest.

Section 4.38. Investment Intent.

      Each of the Shareholders is acquiring the Purchase Price Shares, set forth in Section 2.3, for his or her own account, not for the benefit or account of any other person, for investment purposes only, and not with a view to, or in connection with any person to sell, transfer or pledge any part of the Purchase Price Shares, and such Shareholder has no plans to enter into any such agreement or arrangement, except after the expiration of any restrictions required herein on the Purchase Price Shares.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Shareholders as of the date hereof and as of the Closing Date:

Section 5.1. Organization and Good Standing; Power and Authority.

      The Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. The Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.2. Corporate Authorization.

      The Buyer has full corporate power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and all necessary action on the part of the stockholders of the Buyer. This Agreement and the other Transaction Documents to which the Buyer is a party have been, or will be, duly executed and delivered by the Buyer and constitute (or when executed will constitute) the valid, legal and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.3. Conflicts; Defaults.

      The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by the Buyer do not, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby or thereby, will not: (i) violate, conflict with, or constitute a breach or default under any of the terms of its certificate of incorporation or bylaws;
(ii) require any authorization, approval, consent, registration, declaration or filing with, from or to any governmental authority; (iii) violate any law, statute, judgment, decree, injunction, order, writ, rule or regulation applicable to the Buyer; or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Buyer is a party or by which such party is bound and which would affect the consummation of the transactions contemplated hereby. There is no pending or, to the knowledge of the Buyer, threatened action, suit, claim, proceeding, inquiry or investigation before or by any governmental authorities, involving or that could reasonably be expected to restrain or prevent the consummation of the transactions contemplated by this Agreement. Buyer is in compliance with all applicable federal and applicable state securities laws, except where the failure to maintain such compliance would not have a material adverse affect on the business or financial condition of Buyer.

Section 5.4. Brokers, Finders and Agents.

      Neither the Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Buyer agrees to indemnify and hold the Seller harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by the Buyer or any of its officers, directors or employees.

Section 5.5 Litigation.

      Except as may be described in the filings made by the Buyer with the Securities and Exchange Commission (the "Public Filings"), and as disclosed to Seller and attached hereto as Schedule 5.5 ,there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or, to the knowledge of Buyer, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which could have a material adverse effect on the Buyer, or to prevent the consummation of the transactions contemplated by this Agreement; nor to the knowledge of the Buyer are there any facts which could reasonably be expected to give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which could have a material adverse affect, individually or in the aggregate, upon the Buyer, or prevent the consummation of the transactions contemplated by this Agreement. Except as may be disclosed in the Public Filings, and as disclosed to Seller and attached hereto as Schedule
5.5 there is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Buyer is a party. Neither the Buyer nor any current officer, director, or employee of the Buyer has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice.

Section 5.6 No Consents Required.

      No notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which the Buyer is a party, or the taking of any action herein contemplated. No notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature which the Buyer is party to or which the assets of Buyer are bound by or subject to, or from which the Buyer receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Documents to which the Buyer is a party, or the taking of any action by Buyer herein contemplated.

Section 5.7 Investment Intent.

      The Buyer is purchasing the Shares for its own account, not for the benefit or account of any other person, for investment purposes only, and not with a view to, or in connection with, the distribution or resale thereof. The Buyer has no agreement or other arrangement with any person to sell, transfer or pledge any part of the Shares and the Buyer has no plans to enter into any such agreement or arrangement.

Section 5.8. Adequate Representation.

      Buyer has discussed with such professional, legal, tax and financial advisors as it has independently chosen to engage the implications of and obligations resulting from the execution of this Agreement and the consummation of the transactions contemplated hereby and has received adequate legal, tax and financial representation with respect to the drafting and negotiation of this Agreement and the structure of the transactions contemplated hereby.

      The Buyer represent and agrees that Buyer has fully and completely investigated, examined and inspected the Company's premises and tangible assets and that it is acquiring the same "as is" reasonable wear and tear accepted.

Section 5.9 Accuracy of Information.

      No statement contained in this Agreement or any Exhibit or Schedule attached hereto, and no statement contained in any certificate or other instrument or document furnished by or on behalf of Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading. All representations herein shall be true as of closing and shall survive the closing to the extent set forth hereunder.

      Prior to Closing, Buyer shall not interfere with the operation of Company's business and operations or do anything that will adversely affect the Seller or Company's performance under this agreement.

                 ARTICLE 6CERTAIN COVENANTS OF THE SHAREHOLDERS

      The Shareholders and the Company hereby covenant and agree with the Buyer that they shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date.

Section 6.1. Access and Information.

      The Shareholders will cause the Company to afford to the Buyer and the Buyer's accountants, counsel and other representatives reasonable access from time to time during normal business hours, after the provision of reasonable prior written notice thereof, throughout the period from the date hereof until the Closing Date to the properties, books, contracts, commitments, personnel, independent accountants and records of the Company. During such period, the Shareholders will cause the Company to furnish or make available to the Buyer and the Buyer's accountants, counsel and other representatives copies of such documents and all such other information concerning the Company as the Buyer reasonably may request. The Shareholders will cause the Company to cooperate with the Buyer in the Buyer's efforts to obtain reasonable access, from time to time until the Closing Date, after the provisions of reasonable prior written notice thereof, to key customers of the Company, with the Company's consent and in their sole discretion for the purpose of obtaining information about their business with the Company from such customers' perspective and their intentions regarding ongoing relationships with the Company after the Closing.

Section 6.2. No Solicitation or Negotiation.

      (a) Prior to the closing or the termination of this Agreement, the Company and the Shareholders will not, and will not permit any of the Company's officers, directors, affiliates, employees, representatives or agents to, directly or indirectly:

            (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person other than the Buyer involving or relating to (A) any acquisition or purchase of any of the capital stock of the Company or a material portion of the assets of the Company or (B) any other extraordinary business transaction that would reasonably be expected to be inconsistent with, conflict with or otherwise have a material adverse effect on the consummation of the transactions contemplated hereby, or

            (ii) participate in any discussions, conversations, negotiations and other communications with any Person other than the Buyer regarding, or furnish to any other Person any non-public information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

      (b) The Company and the Shareholders will, and will cause the Company's officers, directors, affiliates, employees, representatives or agents to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted with respect to any of the foregoing prior to the date hereof.

      (c) The Shareholders promptly will notify the Buyer if any Shareholder, the Company or any officer, director, Affiliate, employee, representative or agent of the Company are approached with respect to, or are otherwise made aware of, any such discussions or any such inquiries or proposals and will, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Shareholders will not, and will not permit the Company to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of the Buyer.

Section 6.3. Conduct of the Business of the Company.

      (a) From the date hereof through the Closing Date or the termination of this Agreement, as the case may be, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer, the Company will (i) preserve in all material respects the Business of the Company,
(ii) use its reasonable efforts to keep available to the Company the services of all current officers and key employees identified on Schedule 4.36 and (iii) use its reasonable efforts to preserve in all material respects the goodwill of the suppliers, customers, employees and others currently having business relations with the Company in a manner consistent with its normal practice.

      (b) From the date hereof through the Closing Date or the termination of this Agreement, as the case may be, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, the Company will continue the operation of the Business of the Company in the ordinary course and in a manner consistent with its normal practice, and to maintain the assets, properties and rights of the Company in a manner consistent with its normal practice the date hereof, subject to ordinary wear and tear. Without limiting the generality of the foregoing, except as otherwise permitted or contemplated by this Agreement or consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, the Company will not permit the Company to:

            (i) incur, discharge or satisfy any obligation or liability or any Security Interest, equities or claims, except in the ordinary course of business in a manner consistent with its normal practice or in connection with the performance of this Agreement;

            (ii) incur any debt or increase the amount of any existing debt, other than in the ordinary course of business in a manner consistent with its normal practice;

            (iii) increase or establish any reserve for taxes or other liabilities on its books or otherwise provide therefore, except for taxes or other liabilities arising in the ordinary course of business in a manner consistent with its normal practice since December 31, 2005; write up or down the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible; or voluntarily make any change in any of its methods of accounting or in any of its accounting principles or practices except as required by GAAP or applicable law or in a manner consistent with its normal practice;

            (iv) purchase, lease, sell, assign or transfer any material asset, property or business or waive or permit to lapse any material right, except in the ordinary course of business; or make or authorize any capital expenditure in excess of $50,000 in the aggregate;

            (v) make any loan to any Shareholder or any relative or Affiliate of any Shareholder, or declare, set aside or pay to any Shareholder any dividend or other distribution in respect of its capital stock, transfer any asset or pay any money to any Shareholder or any relative or Affiliate of any Shareholder other than the payment of wages, salaries, bonuses and other benefits in the ordinary course of business to Shareholders who are also employees of the Company; or enter into or agree to enter into any transaction with or for the benefit of any Shareholder or any relative or Affiliate of any Shareholder other than the transactions contemplated pursuant to this Agreement;

            (vi) reclassify or change in any manner the outstanding shares of capital stock of the Company or issue or agree to issue, sell, transfer, pledge, encumber or deliver any stock, bond, debenture or other security of the Company or any warrant, obligation, subscription, option, convertible security or other commitments under which any additional shares of capital stock of the Company may be authorized, issued or transferred from treasury except as contemplated by this Agreement and the other Transaction Documents;

            (vii) except as set forth in Schedule 6.03(b)(vii), grant any increase in the compensation payable to any officer, director, consultant, employee or agent, except for increases in the compensation payable in the ordinary course of business to employees in amounts and at times consistent with past practice; fail to pay or accrue for compensation payable to officers, directors, consultants, employees or agents in compliance with existing agreements or arrangements or consistent with prior periods; enter into or amend any contract for the employment of any officer, employee or other person that is not terminable upon 30 days notice or less without material liability to the Company; enter into any contract or collective bargaining agreement with any labor union; enter into or agree to enter into any bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization, insurance or similar plan, contract or understanding providing for employee benefits, other than in the ordinary course of business consistent with past practice;

            (viii) enter into any contract, except in the ordinary course of business consistent with past practice, that is not terminable upon 30 days notice or less without material liability to the Company; enter into any contract, except in the ordinary course of business consistent with past practice, continuing for a period of more than three months from its date that is not terminable upon 30 days notice or less without material liability to the Company;

            (ix) enter into any agreement or instrument, except in the ordinary course of business consistent with past practice, relating to the borrowing or lending of money or extension of credit or guarantee or indemnify any person or entity with respect to any obligation for borrowed money or otherwise or make or permit to be made any amendment, modification, cancellation or termination of any material contract, agreement, lease, license, finance agreement or written evidence of indebtedness, except as contemplated by this Agreement;

            (x) extend credit to any customer in excess of amounts in accordance with past practice or depart from the normal and customary trade, discount and credit policies of the Company;

            (xi) settle any administrative or judicial proceedings;

            (xii) amend the certificate of incorporation or the bylaws of the Company in a manner that would materially adversely affect or delay the consummation of the transactions contemplated hereby; or

            (xii) make any investment in the assets or securities of any Person in excess of $50,000 in the aggregate.

Section 6.4. Compliance with Laws.

      The Shareholders will use reasonable efforts to cause the Company to comply in all material respects with all applicable laws, statutes, judgments, decrees, injunctions, orders, writs, rules and regulations of any governmental authority.

Section 6.5. Performance of Obligations.

      The Company will perform, in a timely manner and in all material respects, its obligations under each Contract and otherwise to use its reasonable best efforts to keep each such Contract in full force and effect.

Section 6.6. Insurance.

      The Company will maintain its existing insurance policies in full force and effect.

Section 6.7. Permits.

      The Company will exercise reasonable efforts to cause all Permits to remain in full force and effect. The Company will cooperate in good faith with the Buyer and take such actions as may be reasonably required by the Buyer to enable the Company to conduct its Business under the Company Permits after the Closing in substantially the same manner as prior to the Closing.

Section 6.8. Other Changes.

      Except as otherwise expressly provided in this Agreement, the Shareholders will not take any action, and will use their reasonable efforts to prevent the occurrence of any event within the control of the Company or the Shareholders, that would cause any representation or warranty contained herein to be untrue or incomplete in any material respect on or before the Closing Date. The Shareholders will give prompt written notice to the Buyer of any (i) change that would render any representation or warranty made by the Shareholders hereunder to be untrue or incomplete in any material respect as of the date of such change or (ii) Material Adverse Change.

Section 6.9. Approvals, Consents and Further Assurances.

      The Shareholders shall use their reasonable efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to Buyer copies, reasonably satisfactory in form and substance to Buyer, of such approvals and consents. The Shareholders shall also use their reasonable efforts to ensure that the other conditions set forth in Article 8 hereof are satisfied by the Closing Date.

                                    ARTICLE 7
                         CERTAIN COVENANTS OF THE BUYER

      The Buyer hereby covenants and agrees with the Shareholders that between the date hereof and the Closing Date:

      (a) The Buyer shall have furnished to the Shareholders (i) certificates of the Secretary of State of the State of New York, dated as of a date not more than five business days prior to the Closing Date, attesting to the organization, qualifications to do business and good standing of the Buyer and
(ii) a certificate of the Secretary of the Buyer, certifying to the Articles of Incorporation and By-laws of the Buyer.

      (b) The Buyer shall have furnished an opinion of counsel, from counsel to the Buyer, dated the Closing Date reasonably satisfactory in form and substance to Seller's counsel with respect to the matters set forth in the form annexed hereto as Exhibit 7(b). As to matters of fact, such opinion may rely upon certificates furnished by appropriate officers or directors of Buyer and public officials.

      (c) The Buyer shall exercise reasonable efforts to obtain on terms and conditions reasonably satisfactory to the Shareholders all approvals and consents of third parties required to be obtained to consummate the transactions contemplated hereby by virtue of any law, regulation or agreement applicable to the Buyer.

      (d) The Buyer shall exercise reasonable efforts to secure a minimum of $5,100,000 of financing to be available for the consummation of the transactions contemplated by this Agreement.

      (e) The Buyer shall exercise reasonable efforts to secure within 90 days of the date hereof the written consent of its secured lender to the transaction contemplated hereby.

      (f) The Buyer shall exercise reasonable efforts to complete its due diligence of the Company to Buyer's satisfaction within 90 days of the date hereof.

                                    ARTICLE 8
                              CONDITIONS OF CLOSING

Section 8.1. Conditions to the Obligation of Buyer to Close.

      The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions to be fulfilled by the Shareholders or the Company, as the case may be, any of which may be waived in whole or in part by the Buyer:

      (a) The representations and warranties of the Shareholders and the Company set forth in this Agreement shall be true, correct and complete in all material respects as of the date hereof and as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Shareholders shall have duly performed in all material respects all agreements and covenants herein required to be performed by them on or before the Closing Date.

      (b) The Company shall not have suffered or incurred any Material Adverse Change since the date hereof.

      (c) The Shareholders shall have furnished the Buyer with certificates, executed by each of the Shareholders and dated the Closing Date, confirming the matters expressed in Section 8.1(a) and (b).

      (d) The Shareholders shall have furnished to the Buyer (i) certificates of the Secretary of State of the State of New York, dated as of a date not more than five business days prior to the Closing Date, attesting to the organization, qualifications to do business and good standing of the Company and
(ii) a certificate of the Secretary of the Company, certifying to the Articles of Incorporation and By-laws of the Company.

      (e) All approvals and consents of third parties required to be obtained by virtue of any law, regulation or agreement applicable to the Company or Sellers to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to the Buyer.

      (f) There shall be in effect Employment Agreements between the Company and each of George Elkins, Carole Tate and Joseph Coonan substantially in the forms annexed hereto as Exhibits C, D and E (the "Employment Agreements").

      (g) The Tangible Net Worth of the Company as of the Closing Date shall be at least $1,900,000.

      (h) The Buyer shall have received an opinion, dated the Closing Date, of counsel to the Shareholders and the Company in substantially the form of Exhibit E annexed hereto.

      (i) Such members of the Board of Directors and such officers of the Company as may be designated by the Buyer prior to the Closing Date shall have tendered their resignations, effective at the Closing, as such directors and officers.

      (k) Each Shareholder and each officer and director of the Company shall have executed and delivered releases, in form and substance reasonably satisfactory to the Buyer, releasing the Company from any liability or obligation owed by the Company to such person as of the Closing Date, other than obligations arising under this Agreement.

      (l) The Company shall have sufficient records to allow an expeditious and accurate audit of the Company's financial records for at least 2005 and 2006.

Section 8.2. Additional Conditions to the Obligation of Buyer to Close.

            The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions which Buyer shall exercise reasonable efforts to fulfill and any of which may be waived in whole or in part by the Buyer:

      (a) The Buyer shall have secured a minimum of $5,100,000 of financing to be available for the consummation of the transactions contemplated by this Agreement.

      (b) The Buyer shall have completed due diligence of the Company within the time period stated herein.

Section 8.3. Conditions of the Shareholders to Close.

      The obligation of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions to be fulfilled by the Buyers, any of which may be waived in whole or in part by the Shareholders:

      (a) The representations and warranties of the Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew at and as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Buyer shall have duly performed in all material respects all agreements and covenants herein which are required to be performed by the Buyer on or before the Closing Date.

      (b) The Buyer shall have furnished the Shareholders with a certificate, executed on behalf of the Buyer by one of its executive officers duly authorized by the Buyer as a signatory and dated the Closing Date, confirming the matters expressed in Section 8.2(a).

      (c) All consents of third parties required for the Buyer to consummate the transactions contemplated hereby shall have been obtained by Buyer on terms and conditions reasonably satisfactory to the Shareholders.

      (d) The Employment Agreements shall have been entered into.

      (e) The Buyer shall have furnished to the Shareholders (i) certificates of the Secretary of State of the State of New York, dated as of a date not more than five business days prior to the Closing Date, attesting to the organization, qualifications to do business and good standing of the Buyer and
(ii) a certificate of the Secretary of the Buyer, certifying to the Articles of Incorporation and By-laws of the Buyer.

      (e) The Buyer shall have furnished an opinion of counsel, from Counsel of Buyer, dated the Closing Date and reasonably satisfactory form and substance to Seller's counsel, with respect to the matters set forth herein in a form substantially attached hereto as Exhibit F. As to matters of fact, such opinion may expressly rely upon certificates furnished by appropriate officers or directors of Buyer and by public officials.

                                    ARTICLE 9
                           AGREEMENTS REGARDING TAXES

Section 9.1. Tax Returns.

      The Buyer will prepare or cause to be prepared any Tax Returns of the Company that are due or may be filed by the Company from and after the Closing Date, other than any income Tax returns required to be filed for periods ending on or prior to the Closing Date, which will be prepared by the Shareholders (at their expense) and delivered in a timely manner to the Buyer. In the case of Tax returns of the Company prepared by the Shareholders, the Shareholders will prepare such returns consistent with past practice and in accordance with applicable law, will provide to the Buyer drafts of any such Tax returns that include any period ending on the Closing Date no later than 5 days before their due date, with regard to extensions actually granted, and will permit the Buyer to review, comment on and approve such draft Tax returns. The Buyer will not unreasonably withhold or delay its approval to any such draft Tax returns and, after such approval, will execute and file such Tax returns. The Buyer will cooperate with the Shareholders with respect to any information or documentation reasonably required by the Shareholders in preparing such Tax returns.

Section 9.2. Cooperation on Tax Matters.

      The Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Article and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Shareholders shall, and shall cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

                                   ARTICLE 10
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1. Survival.

      The representations and warranties, set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of twelve (12) months after the Closing Date (the "Warranty Period") and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Shareholders, as the case may be, in accordance with Section 10.6 and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, solely with respect to the representations and warranties regarding taxes (Section 4.28), ERISA matters (Section 4.24), and environmental matters (section 4.27), the applicable Warranty Period shall be the applicable statute of limitations.

Section 10.2. Indemnification by the Shareholders.

      The Shareholders hereby covenant and agree with Buyer that the Shareholders shall indemnify Buyer and its shareholders, respective directors, officers, employees and Affiliates of Buyer, and each of their successors and assigns (individually, a "Buyer Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, "Damages") incurred by any of them resulting from any claim, liability, obligation or expense arising out of or related to the failure of the Company or the Shareholders to pay any Taxes due in respect of the operation of the Company prior to the Closing Date.

Section 10.3. Indemnification by Buyer.

      Buyer hereby covenants and agrees with the Shareholders that Buyer shall indemnify each Shareholder (individually a "Shareholder Indemnified Party") and hold him harmless from, against and in respect of any and all Damages incurred by such Shareholder resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

      Buyer agrees to indemnify and hold harmless Seller from the payment of all federal and state tax on the income attributable to stock purchased hereunder from and after the Closing Date. Buyer further agrees to indemnify and hold harmless Seller from all liabilities and obligations of the Company as a result of ownership of the Stock and Assets, from and after the Closing Date for acts that occur after the Closing Date including all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including attorneys fees) that are incidental to any such liability or obligation.

Section 10.4. Right to Defend.

      If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Shareholder Indemnified Party (referred to herein as an "Indemnified Party"), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the "Notice of Third Party Claim"). It is a condition precedent to the applicable indemnifying party's obligation to indemnify the applicable Indemnified Party for such claim that such Indemnified Party timely provide to such indemnifying party the applicable Notice of Third Party Claim, provided that the failure to provide such Notice of Third Party Claim shall only relieve such indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party's failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by its giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.

Section 10.5. Subrogation.

      If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the indemnifying party and to take any action reasonably required by such indemnifying party, at the expense of such indemnifying party, in enforcing such rights.

      If the Shareholders shall have paid Buyer Indemnified Party for an indemnified claim arising out of Section 4.21 hereof or otherwise, and the Buyer Indemnified Party or the Company subsequently receives payment under insurance policies (existing prior to the Closing) covering such claim, the Buyer Indemnified Party shall repay to such Shareholders the amount of such prior payment made by Shareholders; provided, however, such repayment shall not exceed the actual amount received by the Buyer Indemnified Party under such policy, less all reasonable fees (including attorneys' fees) incurred by the Buyer Indemnified Party in pursuing and collecting under such policy.

Section 10.6. Notes.

      Payments due under the Notes shall not be withheld by the Buyer for any reason to offset any indemnification obligations of the Shareholder to the Buyer arising under this Agreement.

                                   ARTICLE 11
                                   TERMINATION

Section 11.1. Termination Events.

      Subject to the provisions of Section 11.2, this Agreement may be terminated by written notice given at or prior to the Closing Date in the manner hereinafter provided:

      (a) by either Buyer or the Shareholders if a material default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and, after notice of such default has been received by the defaulting party, such default cannot be cured prior to the Closing Date, or the date that is fifteen (15) days after the receipt of such notice, whichever is later, and has not been waived;

      (b)   (i) by Buyer if all of the conditions set forth in Section 8.1 or
      8.2 shall not have been satisfied on or before the Closing Date, other than through failure of Buyer to fully comply with its obligations hereunder, and shall not have been waived by Buyer on or before such date; or

            (ii) by the Shareholders, if all of the conditions set forth in
      Section 8.3 shall not have been satisfied on or before the Closing Date, other than through failure of the Shareholders to fully comply with their obligations hereunder, and shall not have been waived by all of the Shareholders on or before such date.

      (c) by mutual consent of Buyer and all of the Shareholders; or

      (d) by either Buyer or the Shareholders if the Closing shall not have occurred, other than through failure of any such party to fulfill its obligations hereunder, on or before April 9, 2007.

Section 11.2. Effect of Termination.

      (a) In the event that this Agreement shall be terminated pursuant to
Section 11.1 (c) or (d), all further obligations of Buyer and those Shareholders as to which the termination is effective under this Agreement shall terminate without further liability of either party.

      (b) (i) If this Agreement is terminated by one or more Shareholders pursuant to Section 11.1(a) or pursuant to Section 11.1(b)(ii) because one or more of the conditions set forth in Section 8.3 is not satisfied as a result of the Buyer's failure to comply with its obligations hereunder, then the Shareholders shall have the right to be paid by the Buyer as a "break-up" fee an amount equal to the expenses, including legal and accounting fees, incurred by the Shareholders and the Company in connection herewith one hundred fifty thousand ($150,000) dollars and none of the Shareholders shall have any further recourse against the Buyer.

                                   ARTICLE 12
                                  MISCELLANEOUS

Section 12.1. Expenses.

      Except as and to the extent otherwise provided in this Agreement, if the transactions contemplated by this Agreement are not consummated, the Shareholders and Buyer shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts. Notwithstanding anything herein to the contrary in the event that the Closing occurs or does not occur through no intentional default of the Company or Shareholders, Buyer shall pay to $150,000 to Shareholders including the legal and accounting fees incurred by the Shareholders and the Company. Payment pursuant to this section is to be in accordance with and not in addition to the "break up" fee in Section 11.2(b)(i).

Section 12.2. Waivers.

      No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

Section 12.3. Binding Effect; Benefits.

      This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, the Buyer Indemnified Parties, the Shareholder Indemnified Parties or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 12.4. Assignment; Delegation.

      Except as provided in Section 7.1, no party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties. Any assignment or delegation in violation of this Section 12.4 shall be null and void.

Section 12.5. Notices.

      All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

      If to the Buyer, to:
      Gales Industries Incorporated
      1479 North Clinton Avenue
      Bay Shore, NY 11706
      Attn: Louis A. Giusto
      Fax: 212-639-1509

      With a copy to:
      Eaton & Van Winkle LLP
      3 Park Avenue,
      New York, NY  10016
      Attn: Vincent J. McGill, Esq.
      Fax: 212-779-9928

or at such other address as the Buyer may have advised the other parties hereto in writing; and

      If to the Company, to:
      Sigma Metals, Inc.
      45 Jefryn Boulevard
      Deer Park, New York 11729
      Attn: Carole Tate, President
      Fax: (631) 243 -2100

or at such other address as the Company may have advised the Buyer in writing;
and

      If to a Shareholder at the address set forth beneath his or her signature on the execution page hereof, or at such other address as each such Shareholder may have advised the Buyer in writing.

      With in the case of the Company and the Shareholders copies to:

      Berkman, Henoch, Peterson & Peddy, P.C.
      100 Garden City Plaza
      Garden City, New York 11530
      Attn: William Ife, Esq.
      Fax No. 516 222 6209

      All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next day after the sending thereof (if by overnight courier).

Section 12.6. Entire Agreement.

      This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Schedule or Exhibits hereto or any other Transaction Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

Section 12.7. Headings; Certain Terms.

      The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

Section 12.8. Counterparts.

      This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 12.9. Governing Law.

      This Agreement, and the rights and obligations of the parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a state court of New York and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

Section 12.10. Severability.

      If any term or provision of this Agreement shall to any extent be finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

Section 12.11. Amendments.

      This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

Section 12.12. Transaction Taxes.

      The Shareholders shall pay any and all taxes arising out of the transfer of the Shares to the Buyer and imposed upon the sale of the Business and transfer of ownership thereof to Buyer.


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

Section 12.13. Section References.

      All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

Section 12.14. Exhibits and Schedules.

      The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof. As used herein, the expression "this Agreement" includes such Exhibits and Schedules.

Section 12.15. Press Releases and Public Announcements.

      The Buyer shall have the right to issue press releases and make public announcements relating to the matters contemplated by this Agreement, provided, however, that the Shareholders will be given an opportunity to review and make suggestions regarding such disclosure. The Shareholders will not issue any press release or make any public announcement disclosing the execution and delivery of this Agreement.

Section 12.16. Survival.

      On termination of this Agreement and the payment of all amounts, if any, that may be due in accordance with Section 11.2, all of the rights and obligations of the parties hereunder shall expire.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.

                          GALES INDUSTRIES INCORPORATED


                          By: /s/ Michael A. Gales
                              -------------------------
                              Name: Michael A. Gales
                              Title: Executive Chairman



                          /s/ George Elkins
                          -----------------------------
                          GEORGE ELKINS
                          45 Jefryn Boulevard
                          Deer Park, New York 11729

                          /s/ Carole Tate
                          -----------------------------
                          CAROLE TATE
                          45 Jefryn Boulevard
                          Deer Park, New York 11729



                          /s/ Joseph Coonan
                          -----------------------------
                          JOSEPH COONAN
                          45 Jefryn Boulevard
                          Deer Park, New York 11729


                          SIGMA METALS, INC.


                          By: /s/ Carole Tate
                              -------------------------
                              Name: Carole Tate
                              Title: President


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